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                                                                    Exhibit 99.1

                        [CANARGO ENERGY CORPORATION LOGO]


                 FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

            CANARGO ANNOUNCES APPOINTMENT OF CHIEF FINANCIAL OFFICER

September 19, 2002 - Oslo, Norway, London, England - CanArgo Energy Corporation ("CanArgo") (OSE: CNR, OTCBB: GUSH) today announced the appointment of Vincent McDonnell as Chief Financial Officer of CanArgo. In addition to his new appointment Mr. McDonnell will continue as Chief Commercial Officer of CanArgo. Mr. McDonnell joined CanArgo in December 2000 and since that time has been instrumental in developing CanArgo's retail petrol station network in Georgia and the signing of the revised investment agreement announced earlier this week for the development of the Bugruvativske field in Ukraine.

Mr. McDonnell succeeds Anthony Potter who is returning to Calgary, Canada as planned on the conclusion of his current contract. "On behalf of CanArgo I would like to thank Anthony for the significant contribution that he has made to the Company over the past four years" said Dr. David Robson, Chief Executive Officer of CanArgo. "I am also very pleased that we are able to draw upon Vincent and the significant resources we have within the Company to continue to develop our business while controlling and reducing costs as appropriate."

CanArgo is an independent oil and gas exploration and production company operating in Eastern Europe. CanArgo's principal oil and gas operations are currently located in the Republic of Georgia and more recently in Ukraine.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in CanArgo's reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess CanArgo's business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. CanArgo cannot give assurance that the results anticipated herein will be attained.

FOR FURTHER INFORMATION, CONTACT:

UNITED KINGDOM
Julian Hammond, Investment Relations Manager
CanArgo Energy Corporation
Tel: +44 20 7808 4700        Fax: +44 20 7808 4747
e-mail:  info@canargo.com



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